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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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                           MAIL-WELL INCORPORATED

                           MODERATOR: PAUL REILLY
                              NOVEMBER 4, 2002
                                 12:00 PM CT



Operator: Good day everyone and welcome to the Mail-Well Third Quarter 2002
         Earnings Call. This call is being recorded.

         At this time I would like to turn the call over to Mr. Paul Reilly, Chairman, President and CEO of Mail-Well. Please go ahead.

Paul Reilly: Good day ladies and gentlemen. Joining me today is Michel
         Salbaing, our CFO. This conference will follow our normal format whereby I will discuss the key drivers of our business after Michel has given you the highlights of this quarter's results. We will then open the conference for questions from the audience. My remarks will cover the following:

         First, the results of operations of the three segments, print, envelopes, printed office products as well as the outlook for the fourth quarter and the full year.

         Second, the state of our market and how we are doing on gaining market share.

         And finally, discuss the dramatic change in profit trends that we are clearly seeing in our operations.

         Six quarters of an industry recession driven falling profits followed by a quarter of dramatically better profits does not constitute a turnaround but it does demonstrate as you will see the benefits of our strategic plan announced some 18 months ago.



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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         I will discuss these subjects segment by segment as the situation varies between each of them. But before I start I'd like to pass the call over to Michel for the required Safe Harbor comments and his review of the financial reports attached to the press release. Michel?

Michel Salbaing:  Thank you Paul and good morning ladies and gentlemen.

         During the course of our discussion today we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received for the call as well as in our various filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-looking statements that we will make today are intended to come within the SEC's Safe Harbor with respect to such statements.

         What I want to cover is of course first the summary financial results then the status of our restructuring programs. I want to talk to our cash flow and our debt structure.

         But before starting I want to emphasize the reasons for our results being published almost two weeks later than we have in the past. We have changed this timing so that the audit committee of the Board and the full Board could review the results before they're issued. This allows for filings of the 10Q concurrently with the release of the results. The 10Q and the certification of the CEO and the CFO are being filed today.

         Sales in the third quarter were $415 million and EBITDA for the operations in New Mail-Well were $34.7 million, which is consistent with the guidance given July 18 during our last conference call. This represents an 8.4% margin on sales. This is 9% above the EBITDA achieved in the same quarter of last year on 6.8% lower sales. For the first time since 2000 the "normal seasonality" is back in our operations. Q3 sales are approximately 5% higher than those in the previous quarter. EBITDA was 49% higher than in the previous quarter, which is a significant improvement.


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         New Mail-Well's operating income increased $5.8 million to $22.5 million or 35% in the third quarter of 2002 compared to the third quarter of last year. A reduction in fixed costs and SG&A expenses were in excess of $10 million quarter over quarter.

         Supplemental Schedule One for the press release reconciles the GAAP results with those of New Mail-Well. New Mail-Well earned net income of $1.6 million or $0.03 cents a share, which met Street estimates.

         Driven principally by tax adjustments related to the sale of the prime label segment earlier this year, we recorded a $5.8 million adjustment to discontinued operations. Restructuring and other charges had a $24 million impact after tax on the results. On a GAAP basis the net loss for the quarter including restructuring and one-time charges was $28 million or $0.59 cents per share. Supplemental Schedule Two to the press release details the corresponding numbers for the nine months ended September 30, 2002. Let's turn now to our restructuring programs.

         As you know we have had since last year an ongoing restructuring program principally relating to the consolidation of our envelope segment through the closure of ten plants. During the quarter we spent approximately $10 million of which $6 million were cash expenses bringing the year-to-date restructuring expenditure to $32 million of which $24 has been cash. The annual run rate of $20 million of savings has now been achieved. This program has been successful in achieving higher than planned savings principally because the customer retention was almost 100%.

         During the quarter we implemented a restructuring plan in our commercial print business. The performance of some of our print plants, which we had discussed in previous conference calls, required us to take these actions. We announced the closure of our printing facility in New York City. We also announced plans to consolidate our web printing operations in our web plants in L.A., St. Louis and Baltimore. This consolidation will enable us to reduce fixed costs and improve the utilization of our web presses. Finally we completed the right sizing of our operations in



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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         Seattle and Philadelphia. These actions were taken because of the changes in sales levels that occurred in those two operations. We also reduced employees in other print plants to properly align staffing with activity levels. During the quarter total costs incurred on these restructurings were $8 million of which $6 million were cash.

         Headcount reductions were also necessary in the envelope and printed office product segments. We expect the total cost of these recently announced restructurings to be some $15 million of which $10 million will be cash. The benefits we expect to gather are $15 million in next year's results. This is significantly better than what we had originally expected and what has been disclosed in our S-4 filed early September. This is the result of change in the scope of the restructuring; in particular the successful right sizing of the Philadelphia plant made it advantageous to keep it open and we actually sold back the New York plant to one of its' previous owners.

         Over the past 12 months we have reduced our workforce by some 1,500 employees or some 13%. We expect that all restructuring activities will be substantially complete in the fourth quarter.

         In the area of cash flow, if you refer to Supplemental Schedule Three attached to the press release, you will see that New Mail-Well has generated $27 million of free cash flow year-to-date. That means that in the quarter $24 million were generated from operations. Taking into account the $16 million cash spent on restructuring activities, there is still a positive cash flow of $8 million in the quarter. We expect this cash flow generation to continue into Q4. Year-to-date capital expenditures total $27 million and we expect some $5 million more spent in Q4.

         On the capital structure, during the quarter we completed the sale of the Filenet operation, which was part of our envelope segment, for gross proceeds of approximately $37 million. The consideration was all cash. The net proceeds were applied to pay down our revolving bank loans by approximately $30 million. The sales process on the last property held for sale, the Digital


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         Graphics Group in the print segment, will come to a close in Q4. If finally sold, we expect the proceeds to be in the $20 million range. At that point we will have sold approximately $170 million worth of property.

         During the quarter our banks agreed to reset the fixed charge coverage ratio temporarily to allow our new restructuring plan in our print segments to be put into place. The new ratios are 0.45 to 1 for Q3, 0.70 for Q4, 0.90 for Q1 and 0.95 to 1 for Q2 of next year, and 1.15 to 1 thereafter. We are in full compliance with the new covenants. It should be noted that if we set aside the costs of the new restructuring plan we would have been in full compliance with the original covenants.

         At the date of the balance sheet there was some $140 million of cash to cover the redemption of the convertible bonds, which totaled $139 million. Last Friday as we announced we paid in full all of our then outstanding 5% convertible subordinated notes. This represented a $142-1/2 million payment covering principal and interest made to Bank of New York, the trustee. After this payment our availability under our banking agreement stands today at approximately $70 to $80 million. Our next maturity is now 2005, June 2005, where we will need to renew our three-year revolving credit facility. The next maturity after that is 2008. Clearly we have all the flexibility we need now to develop our business.

         Including the further asset sales and the cash generated by operations, we expect that total debt reduction in 2002 should approximate $120 million. At year-end we expect only $100 million drawn on the new $300 million facility. The total debt at that point we'd expect it to be some $750 million. This represents slightly over $300 million reduction of debt between the two-year period and $500 million reduction from the high point reached in early 2000. So we're doing what we said we would do. I will now turn the call back to Paul.

Paul Reilly: Thank you Michel. First let me share with you a certain sense of satisfaction that we find throughout our organization about the results of this quarter. Going from an EBITDA of $23


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         million in quarter two, $35 million in quarter three was a very important step in demonstrating Mail-Well's capacity to overcome the challenges that our industry is now facing. Meeting both our EBITDA guidance and the EPS expectations for New Mail-Well was a goal that the entire organization was committed to achieve.

         First let's look at the print segment results. When we spoke with you last July to review our second quarter results and discuss guidance, our print segment had just had a very poor second quarter. At that point we projected a $9 million EBITDA result for the third quarter. We were going to achieve these results by fixing the under performing plants, which had lost some $6 million in Q2, and seeing the benefit from the normal seasonal impact of new car brochures and high end part catalogues. That is what happened. The under performing plants brought their losses down to $600,000. We got a $3 million favorable impact from high-end brochures and the other operations improved their profitability some $1 million for a total EBITDA of almost $10 million. Sales for the quarter were $187 million compared to $166 million in Q2. This 13% increase reversed the trend we have seen starting in Q4 of 2000 of ever decreasing quarterly sales. We have been tracking this sales trend by setting Q4 2001 sales as the index equal to 100. What we seem to be witnessing as demonstrated by this index is that we have hit and possibly passed the trough in print segment sales. This trend together with continued improvement in what were troubled plants will mean that the print segment EBITDA for Q4 should be the same or slightly better than that achieved in Q3. Today we are seeing seasonally adjusted sales index of 105 compared to 90 in Q2.

         To reinforce this emerging positive trend in our markets we've been actively working on broadening relationships with some of our key customers. During Q3 we established a long-term strategic relationship with an existing customer. This relationship includes taking over their in-house, short run print and fulfillment operations and becoming a preferred supplier for print, envelopes, documents, and labels. As this relationship is rolled out throughout our customers' organizations we will be in a position to probably explain more clearly the exact nature and extent



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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         of the opportunity for Mail-Well. This relationship itself will represent at a minimum of 5% increase in print sales next year. There is a clear path here for us to increase market share.

         The print segment is now totally focused on increasing profitable sales. The necessary cost reductions have been made. The full impact will be achieved in the fourth quarter from these reductions. After having exited manufacturing in New York City, we now have the roster of plants with which we are going to win in our markets. Having caught up on the cost curve to where our sales levels are today, we can apply the operational leverage that our cost structure will bring to improve volume or proactively deal with negative trends in the marketplace while increasing profitability.

         Next the envelope segment; our envelope segment continues to be the strongest in the industry. Our EBITDA margins exceeded 13% for the first time this year and were almost 200 basis points better than the margins achieved in the same quarter last year. Sales were some 7% lower than in the comparable period last year and essentially flat compared to Q2 of this year. These results clearly demonstrate the benefit of our strategic initiatives. The direct mail sector, which is the driver on almost 50% of our envelope segment business, remains sluggish. Large volume mailers like credit card companies continue to be very active. Other direct mailers, however, are using more targeted and smaller mailings. This is driven by a variety of cost factors like increased postal rates and rising paper prices. This more targeted approach yields higher response rates while keeping costs under control.

         To continue to gain market share we are successfully pursuing two sales strategies within envelopes. The first is to emphasize the breadth of our product line offerings and of our geographical footprints to our large transactional bills and remittance envelopes customers. We have had good success in this area and have obtained closed to $15 million of new orders for production since Q2.


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         The second part is to bring our direct mail customers more personalization capabilities that will increase the response rate on targeted campaigns. Envelope's ability to succeed is aided by access to products produced by printed office products and print which are not as accessible to our competitors. The ability to bring these products to our customers will enable us to broaden our relationships with target customers and increase our share of this market. This is a bit of longer timeframe effort however. Our customers today are not seeing volumes of direct mailing pick up anywhere near the rate you would expect at this time of year.

         Envelope segment sales are expected to be somewhat higher in Q4 than in Q3 but still lower than last year. Correspondingly the EBITDA for this segment should only be some 5% higher than in Q3.

         Our envelope consolidation program is now complete; all ten plants are closed. Now that our fixed costs have been reduced dramatically, our manufacturing focus is on increasing productivity in those plants that have received the additional volumes from those that were closed.

         Finally printed office products, the results in our printed office product segment came in as expected in Q3. Our decision to reintegrate printed office products into Mail-Well's operations has been a good one both for our company and for printed office product's employees and customers. It has taken away all of the uncertainties that a sales process brings into our business.

         The plan forward here is to bring printed office product's sales i.e. its distributors for which it now manufacturers documents and labels, an expanded product line of envelopes and commercial prints. This will help our distributors be more successful with their own customers while increasing volume in our envelope and print segments.

         A look at the full year forecast for all of Mail-Well, we expect Q4 results to be similar to those of Q3. The improvement in direct mail volumes that we would have anticipated does not seem to be


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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         very strong. This should therefore put the full year results in the
         $120 million to $125 million range.

         Broadly if you look at Q3 results together with those of Q4 put us at an annualized EBITDA run rate that is almost 33% higher than the first half of this year and 8% higher than last year. This is a significant improvement that will carry us forward into the first and second quarters of next year. I base this assertion simply on the fact that we have corrected many of the problems that depressed our results in the first half of this year.

         We are clearly seeing the rate of declining sales slowing or even stopping if not reversing as it appears to be in the case of print. The fact that this is due in large part to new sales activities that are bringing us new markets is key. We are taking control here. You may ask is this evidence that we have begun a turnaround. Well if not, it is clear evidence that we have stabilized our company. This is the essential first step in renewing with development and profitable growth. Continuing with or improving on these results will clearly indicate that turnaround we're all looking for.

         Let me conclude these remarks by summarizing the key points we wanted to convey to you: One, our results met the EBITDA guidance that we had given at the end of the second quarter. The $0.03 cents per share came in as expected. Our strategic initiatives have stayed on track. In the envelope segment their full effect has been achieved and in the print segment we continue to be ahead of planned savings.

         Two, our segments are achieving market share gains. The progress made in envelopes on the transactional side of the business is evidence of that fact. The development of new strategic alliances in the print segment is another indication of that progress made. The reintegration of printed office products into the fold is successfully bringing all of Mail-Well's products to a much expanded customer base.


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
                                                                     Page 10


         Three, our strategy to take up maturities in our debt structure has been a success. We've fully retired the convertible bonds at maturity. We have no further maturity for three years.

         And let me add here, cash flow between now and then is fully capable of retiring this debt before it comes due. One of the goals of our strategic plan was to reduce our debt and by the end of this year we will have reduced our debt by over $300 million.

         Four, there is evidence of a beginning of a turnaround in our Q3 results. First you look at print EBITDA went from a break even in Q2 to $10 million in Q3. Print sales are at their highest seasonally adjusted levels since the first quarter of 2001. The annual rate for the entire company for EBITDA is now $140 million compared to $105 million and that's what it was in the first part of this year.

         And last, five, there is still much more work to be done, but more success ahead of us is clearly in our sight. This concludes the remarks I'd like to make. Now I'd like to pass it over to Mark who will instruct you how to ask any questions. Thank you.

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question today you can do so by pressing star 1 on your telephone keypad. Once again, that is star 1. We will take as many questions as time allows today. If you are using a speakerphone, please make sure that your mute function is off so our equipment can receive your signal. We'll pause just one moment to assemble our roster.

         Our first question today will come from Bill Hoffmann with UBS
         Warburg.

Bill Hoffmann: Hi, yeah, good morning.

Paul Reilly: Hi, Bill.


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                                                      MAIL-WELL INCORPORATED
                                                      Moderator: Paul Reilly
                                                        11-04-02/12:00 pm CT
                                                       Confirmation # 464908
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Bill Hoffmann: I just want to talk a little bit about the commercial print side of the business first. You know given the limited visibility we have in the business, I just want to get a sense of sort of what you're seeing here in the fourth quarter whether there's any rollover of the auto brochures or any sort of more seasonal business, if you can give us a more definitive view on the print sector in the moment? And then I've got some follow-ups.

Paul Reilly: Okay. Let me talk specifically more about the trends and I'm going to bring you back to this index that we use. And again this is an index that takes out the seasonal fluctuations in our print sales, which are, you know, fairly large. That means we're reducing the impact of annual report season in Q1 and the new car brochures that we saw in Q3.

         We set the index at 100. We hadn't seen - we hadn't been near 100 since the fourth quarter of last year. September we were significantly over 100, there's 110% range. In October which is now behind us, it remains very strong, maybe not as high as 110% but still over 100 so.

         This is a business that is advertising driven. A high correlation between debt capital expenditures and corporate profits, you know, some of the news we've seen on the TV looked pretty good. So what we see here is a business that is reacting to what appears to be some spending in the economy, certainly the advertising sector.

Bill Hoffmann: Okay. The next question is with regard to the envelopes segment. Last year you had a couple million EBITDA improvements in the envelope segment in the fourth quarter. You're saying that you're not seeing that this year?

Paul Reilly: The trend there that we're seeing and we're looking at only through October is that the normal strength in direct mail that you see in the period of September, October, and November it just doesn't seem to be there. It's usually a pick up sequentially. You may see a couple percent increases in the quarter.


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         And based on that we are just being a little bit more tentative about the strength. However we do see sales picking up a few million, basically market share gains on the transactional side. So we do see a couple million increase, mostly market share but not seeing that normal seasonal direct mail strength. And that's why we're looking to a more modest 5% increase quarter over quarter.

         Last year, just as an aside, we did see the early impact of some closures that helped with Q4 over Q2 as well. And obviously we don't have any more plant closures, they were all completed.

Bill Hoffmann: Okay. And then just a question for you Michel, cash flow requirements in the fourth quarter just want to make sure that we get straight what the cash restructuring costs are going to be, interest, cash interest payments and I guess within that context too what the visibility on the sale of the last remaining piece in the commercial printing side could be?

Michel Salbaing: We expect on our two programs in Q4 for cash requirements about $10 million. We expect our operations to generate anywhere between $10 and $15 million of cash flow depending on whether we will have a flat working capital or not. If it's flat it will be about $11 million. If it's usually generating a little bit of cash flow - working capital I mean, then we'd have 15.

         So today on base case is that we would have $10 or $11 million cash flow from operations, which will cover all of our restructuring cash expenses, or it might be slightly positive.

Bill Hoffman: Okay and then regards to the last asset sale?

Michel Salbaing: The last asset - the last sale which is our digital prepress, we have a letter of intent. We're under letter of intent right now. We even have a definitive agreement which is based - which is predicated on accessible financing to be obtained by the buyer. And there are a couple of reasons why he's having some problems doing this. It has nothing to do with the operations of the unit. They are actually performing ahead of plan and ahead of commitment.


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         But at this point in time all I can tell you is that by the end of
         December - by the end of November or early December we will make a definitive recommendation to our Board whether we should sell it or just take it off the market.

Bill Hoffmann: Okay.  And then if you don't sell it then what does that mean?

Michel Salbaing: $20 million less, but that does not - in the grander scheme of things not a great difference on our cash or debt structure.

Bill Hoffmann: Okay, thanks very much.

Paul Reilly: Thank you Bill.

Operator: And next we'll hear from David Allen with Morgan Stanley.

Brandon McCarthy: Yes, good afternoon. It's actually Brandon McCarthy stepping in for David today. I just had a quick question on 2003. It sounds like you guys are doing well on managing the restructuring costs and they'll be done by '03. I just wanted to double check that that would be the case, that's still according to plan?

         And then secondly if that is the case your expectations for free cash flow generation in 2003 given sort of flat or assuming the market does not recover and just stays about where it is?

Michel Salbaing: I mean you have to start with the expectations of results. If I understood your question properly you started off by restructuring?

Brandon McCarthy: Right.


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                                                        11-04-02/12:00 pm CT
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Michel Salbaing: And then yes I can confirm that in effect there will be little or no cash costs in next year.

(Brandon McCarthy):  Okay.

Michel Salbaing: So then I'll let Paul talk to the forecast for what we can see for next year and then I'll come back for cash flow.

Paul Reilly: Let me talk about the guidance and again I repeat for, you know, a company that has two week visibility and the end of 2003 is at least 14 or 15 months away, keeping that in mind and keeping in mind the uncertainty in our economy.

         It seems better, but there are no guarantees here. And I'm sure like many companies that you talk to we're also facing dramatically increasing health costs.

         Putting all those three together, 14 or 15 months in advance, this is not an easy exercise. At this point we're in the middle of our budgeting process so it's too early to really have a small range. I can speak to a profile of what we might expect for next year.

         Any improvement in the top line - it's very difficult for us to imagine that we're going to get much improvement and we don't think it would be prudent for us to rely on any material improvement from the economy. Therefore improvement in the top line would have to come from increased market share.

         We see a better performance of our print segment based on our fixing the problems that plagued us in the first half of the year. On the envelope side we're expecting a flat year with improvements coming from productivity gains in our consolidated plants.


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         In our printed office product segment which should maintain its profitability on relatively flat sales. So we know we will do better, but at this time I feel more comfortable giving you a tentative range of between $125 million to $140 million.

         We will give you some more flavor on this range based on the assumptions then -- it may have tightened, it may be widened -- when we report our Q4 results in early February of next year. We will then obviously have more visibility. Michel?

Michel Salbaing: Yeah, so based on that range of $125 million to $140 million assuming cap ex of some $40 million next year which is based on flat sales would represent some 3% - not quite 3% of cap ex to sales. Based on cash interest of some $70 million, you could see there anywhere between $20 and $40 million of cash flow.

         And again I'm assuming there there's no use or source of cash from working capital and that's always swing. So we will - we continue - we've always said that when we model our operations we expect $50 million of free cash flow a year. You know we see that range there for next year also. So there's no fundamental change there.

Brandon McCarthy: Great, thanks very much.

Paul Reilly: Thank you Brandon.

Operator: Our next question will come from Andy Van-Houten with Deutsche Bank.

Andy Van-Houten: Good morning or afternoon on the east coast. Just wanted to follow up, I know that on past conference calls you had talked about considering, you know, "the New Mail-Well" and, you know, what operations that you will have on an ongoing basis. That at some point you would provide sort of historical restatements of past quarters on that.


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         Is there a plan on doing that anytime soon or would that be available in the financial statements or do we have to wait for the 10K for that for all the four quarters of this year?

Michel Salbaing: All those results have already been published in the fashion that you're requesting.

Andy Van-Houten: Well I know in the press release for the last quarter I know that there were sort of a summary list of the supplementals. Is that the level of detail that we're going to get or would there actually be more detail that would be forthcoming on historical restatements?

Michel Salbaing: No, there's an 8K - the last 8K that was published on the subject goes back to last July, June or July, at the time where we took the PrintXcel part of our printed office products segment off the market. At that time we restated everything back into 2000. So you can get comparable numbers for a three-year period on New Mail-Well as it exists today. If you have any trouble just give me a call off line and I'll direct you to where you can get it.

Andy Van-Houten: Okay, thank you. I appreciate that. And on the subject of the envelope business and direct mail, do you think that there's anything that you think is only temporarily or is it systemic about the shift that you're seeing regarding sort of more specialized mailings versus more general mailings?

Paul Reilly: Let us respond to that, and we'll give you R&G too, I think it's a good question. It has been - traditionally we have seen our markets react to our direct mails, increased in outside cost pressures like postal rate increases and paper price increases which we're now experiencing.

         Direct mail though has always after a period of slow downs gone back to wider mailings. In our discussions with our customers -- and I've been spending personally a lot of time doing that -- they're telling us it's only a question of when and not if. They still are very, very strong about it.



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         Industry trade, you know, not envelope people or print people, but industry people involved in direct marketing are calling for a very strong direct mail trend over the next several years.

         However, we look at these things. So Mail-Well is adjusting some of our product offering to offer our customers more options as they target their audiences with some new product capabilities that we have. So we're bringing to our envelope companies today some of the capabilities that we have within our print group that actually allows them to target these smaller markets.

         So net result is that we think it's not permanent. But nonetheless, we're providing our customers today with good alternatives in that area in case it ever does.

Andy Van-Houten: Great, thank you very much.

Operator: Craig Hoagland with Anderson Hoagland and Company has our next question.

Craig Hoagland: I think my questions have been answered, thanks.

Paul Reilly: Thank you Craig.

Operator: Thank you very much. And next we'll hear from Selman Akyol with Stifel Nicolaus.

Selman Akyol: Thank you. Good afternoon. Two quick questions, first of all when you say you're achieving market share gains in commercial print can you talk about how you're doing it and are you doing it by price?

Paul Reilly: Certainly not price. This expanded customer relationship that we talked about is a very, very large opportunity; by itself we will increase measurably our market share. We think that is a new way for us to gain market share, so that is something that we will be rolling out to more customers



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         and it's an - essentially it's an extension of offering a broad product line to a targeted customer base.

         So at a print company we're bringing our envelopes and we're bringing the documents and the labels that we do into printed office products. So that has been our focus here. If you look at the increase that we're talking about with this customer, it represents the volume that we're going to get that's already contractual from some short run print needs and fulfillment.

         As part of the strategic agreement with them we actually bought a building that they did their work in. But the potential here in the future, it has the potential to significantly impact our volumes. It's depending upon how well we bring the other, you know, the envelope and the printed office product segment to that.

         At this point we're still working it through all parts of the customer. And sometime in the future we'll be able to talk a little bit more in detail then we are at this case. But this is really, really very exciting about what we can do in print. But we are not
         - we have no discernable strategy to reducing our price to gain market share here.

Selman Akyol: Okay and then the second question, can you talk about the outlook for paper prices and what you expect?

Paul Reilly: We have a couple of trends here. We have seen recently in published prices on the print side some increases. And since print is this transactional basis which is always being quoted on current prices, we see them getting passed along as the job gets processed.

         In the envelope segment about 35% of our work is also quoted day-to-day and we've also seen a price increase there and on that 35% we're also seeing that being passed on. On the rest of the


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         envelope business we're very early in the process. I would say today it's been very gratifying to see that many of our competitors are passing on this price increase.

         But it's too early to tell if those increases will be fully accepted in the marketplace. So bottom line is we have seen some paper price increases and it's still too early to say ultimately it's all going through, but what we've seen so far is very positive.

Selman Akyol: Thanks very much.

Paul Reilly: Thank you.

Operator: And at this time we have a question from Craig Hoagland with Anderson Hoagland and Company.

Craig Hoagland: Yes, I was just going back to your free cash flow comments on next year. Was there a deferred tax number in that list?

Michel Salbaing: No. Nor any cash tax for that matter. We do not expect to be at a net cash paying position next year so.

Craig Hoagland: Okay, so it's the EBITDA guidance minus the $40 million capex and $70 million cash interest.

Michel Salbaing: Right. That's your basic model and then plus or minus variations in working capital and we continue to have very active working capital control processes in place.

Craig Hoagland: Okay, thanks Michel.


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Operator: Paul Ross with ING has our next question.

Paul Ross: Michel just following on that cash flow answer that you just gave. If I heard Paul correctly at the end of your prepared remarks, you said that it was your expectation that all of your borrowings under your revolver could be paid down before its maturity in 2005?

Michel Salbaing: Correct.

Paul Ross: If that's doable could you give us the outlines as to how that could be accomplished, because if you're talking about $15 million of available cash flow in 2003 before changes in working capital maybe you could see how we get from that to a three year number of 100 or 120?

Michel Salbaing: I said that the expectations over time that we will generate $50 million in free cash flow a year is still very much in front of us. When we do the arithmetic simply of saving 125 to 140 minus 70 of interest and 40 of cap ex, that I agree with you puts us in a $15 to $35 million range.

         But that is without flexing cap ex which we have done successfully over the last two years. And that's without any benefits from working capital generating cash. So all I'm saying is that the $50 million is probably what we're going to do next year and the year after that and that gets us to where in June of 2005 we would have in effect have paid out what was the draw on the revolver today.

Paul Ross: How flexible is capital expenditures if we're talking about major machinery advances or major machinery expenditures relative to this $40 million number you'd like us to put into our models?

Michel Salbaing: You have to put into consideration what is defined in our business as major equipment. A major press for us would be in the range of $3 to $4 to $5 million. That's about as major as we're going to get in any single cap ex.



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         On an ongoing basis our numbers have shown repeatedly that maintenance cap ex is between 1% and 1-1/4% of sales and full blown cap ex would total including maintenance around 3%, probably 2-1/2% for envelope and maybe 3-1/2% for print but since they are roughly of the same size that's where your average of 3% is.

         So we're talking about $40 to $45 million on a year that would be a complete - that would be cap ex at a level that would allow us to stay at the forefront of the necessary technology.

Paul Ross: And Paul you talked about having gotten a new contract that could increase your volumes by 5% in print next year.

Paul Reilly: Correct.

Paul Ross: When will you be at liberty to give us more details on that contract and who the other side of the contract's with and the characteristics of the business?

Paul Reilly: I think it's based on getting all the final approvals and all the communication needs to be done within our client's network of - but we're certainly counting on by the time we do fourth quarter earnings that we will be in a position to talk about that more fully. I think you'll find it very exciting.

Paul Ross: Great, thanks very much Paul. Thanks Michel.

Paul Reilly: Thanks Paul.

Operator: Next is Jeff Kobylarz with Salomon Brothers Asset Management.

Jeff Kobylarz: Hi Michel, Hi Paul.


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Paul Reilly: Hi Jeff.

Michel Salbaing: Hi Jeff.

Jeff Kobylarz: I'm curious about this index that you use for commercial print. Can you say when again that base of 100 when that was set?

Paul Reilly: It was set for the fourth quarter of 2001.

Jeff Kobylarz: Okay. And you said it was above 100 in October?

Paul Reilly: It was above 100 in October and 110 in September.

Jeff Kobylarz: Okay. And do you have any comment about the annual report season?

Paul Reilly: Actually we do have a few booked but you can read nothing on it at this point in time. It may be less than 10% or 15% of the books have been booked by now. It's just too early to tell, but we're expecting a good season.

Jeff Kobylarz: Okay. Thanks very much.

Paul Reilly: Thank you Jeff.

Operator: And next we'll hear from Mark Gelbetch with Salomon Smith Barney.

Mark Gelbetch: Hi Michel, hi Paul.

Paul Reilly: Hi Mark.


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Michel Salbaing: Hi.

Mark Gelbetch: Just a quick question on your liquidity. The revolver that you have outstanding, how much of it is drawn, what are the LCs outstanding, I think I missed that - you said before?

Michel Salbaing: Yeah, you're asking me to do it the reverse way that I normally do it. I usually do it from what's left rather than what is it made of.

Mark Gelbetch: And also what's left?

Michel Salbaing: What's left is about $80 million right now available. At the end of the quarter there was about 114 left and the difference between the two is a normal intra-quarter variation in the use of cash. The total would be about $280 million was probably the asset based availability. We have $30 million of letters of credit and other types of instruments that count as a reduction of the availability and the rest is the actual cash draw.

Mark Gelbetch: What's the reason for the reduction in the availability?

Michel Salbaing: From year - from quarter end to mid quarter?

Mark Gelbetch: Yeah.

Michel Salbaing: It's just a variation in the terms of payment which we have.

Mark Gelbetch: Okay, thank you very much.

Operator: And next is Jason Feller with Avenue Capital.


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Jason Feller: Hi guys. I just had a quick question on the asset sale that's under way. Is that going to be a de-leveraging transaction?

Michel Salbaing: In theory yes, but in absolute numbers not greatly significant to our leverage. I mean we're going to sell it for something around 5 or 5-1/2 times so depending on where you - how you calculate our leverage it's either neutral or slightly positive. But at the end of the day $20 million less is not a great de-leveraging event for Mail-Well as a whole unfortunately.

Jason Feller: Thank you.

Operator: And next we'll hear from John Morris with Tiaa Cref.

John Morris: Hi guys.

Paul Reilly: Hi John.

John Morris: Two quick questions. One looking back on the asset sales you've made to date, what's the average multiple? And the second question is some segment info on commercial print, what percentage of commercial print revenues are auto related and what percentage are financial statement related?

Paul Reilly: I can only give you some broad guidance on the last one but let me give you the first one; it's approximately five has been what we've sold companies at, you know, 4-3/4 to 5. On the automobile area -- if my recollection is right -- the automobile industry is the number one or number two buyer of advertising in the country next to pharmaceuticals, which would be number one.

John Morris:  Right.


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Paul Reilly: So with that I think Michel is looking up the data as we have it. Michel, can you?

Michel Salbaing: Yeah, our annual reports are in the range of some $60 million annually, that's about what we have. And our car brochures they vary significantly down from 2000. Back in 2000 they were at, you know, about $50, around $55 to $60 million. They're down 50% since then. They're about this year $30 to $35.

         That's driven not by the brochures themselves which are, you know, have been flat. But by the absence of fliers high - not really fliers, that's my old retail up bringing - but the high quality inserts that you would find in magazines; usually the centerfold, not the centerfold, the centerpiece of your Time magazine that makes it, you know, pretty stiff.

         So that has totally gone away. You haven't seen any of those or very, very few of those throughout the year. And that has been the big difference in the volume of car brochures -- what we generally call car brochures.

         Print, the annual reports has also gone down from where they were in 2000. The $60 million you would compare that to some $90 to $100 million in the past. So there's been a significant drop in both elements. And that has driven our very significant drop in national business or high-end - high impact prints that we've seen throughout the period of 18 months or two years since Q1 of 2001.

John Morris: Okay, thank you.

Operator: Jim Shi with Raymond James has a question.


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Jim Shi: Hi, good afternoon. Two questions, besides the assets that are supposed to be sold in Q4, you mentioned the proceeds of $20 million, do you plan any more assets for sale? And did you draw any on the revolver in the earlier period of Q4?

Paul Reilly: Good question. We do not plan any additional sales at this time. And Michel alluded earlier to how much we have taken down on the revolver, which is the normal thing that happens in the middle of the quarter. The additional draw down so far has been -

Michel Salbaing: We've drawn probably about $40 million but there's a daily variation that really depends. I gave you a data point of today where we are. But depending on what we did first today and what we collect today and tomorrow that thing might go up. I think we collect about $8 million - $6 to $8 million a day and we pay out slightly less or slightly more depending on when the presentment happens, so there's nothing unusual there.

Jim Shi: Okay, thank you.

Paul Reilly: Thanks Jim.

Operator: And Berna Barshay with ACI Capital has a question.

Berna Barshay: Hi, nice improvements on the quarter. I just have some follow up questions on the taxes. It looks like you probably got something along the lines of $12.7 million net refund in cash taxes for the quarter, is that correct?

Michel Salbaing: In the quarter it turns out to be about $15 million is what I had.

Berna Barshay: Okay, so could that be?


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Michel Salbaing: The gross was $18 million, but then we do pay taxes regularly in Canada. It's a highly profitable business up there.

Berna Barshay: Right, I thought you were sort of on a $2 million cash tax rate there, has that gone up a little bit?

Michel Salbaing: No.

Berna Barshay: Okay. And then in terms of the free cash flow guidance that you gave us, you talked about next year 15 to 30 and that was based on the $125 to $140 EBITDA, the capex of 40 and the 70 in cash interest. Where did the Canadian taxes fit into that or will that be totally offset - I mean I don't know where the offset for that would be?

Michel Salbaing: We expect a refund next year, I don't exactly know the number, but approximately $10 million of US Federal taxes and that should take care of the Canadian taxes.

Berna Barshay: Okay, great. Thank you.

Operator: And at this time we have no questions in the queue. I will now turn the conference back over to Mr. Paul Reilly for any closing or additional remarks.

Paul Reilly: We'd like to thank you for your time and interest. Again we are seeing the movement of our numbers in the right direction and we're all looking forward to another good conference call in Q4. It will be about the second week in February. We look forward to talking to you then. Thank you all. Have a great day.

Operator: And that concludes today's conference call. Thank you for joining us today.

                                    END